Exhibit 99.1

Contacts:	James K. Johnson Chief Financial Officer Alloy, Inc. 212/244-4307

For immediate release:

ALLOY ANNOUNCES FIRST QUARTER RESULTS

Merchandising Business Improvement Continues
Efficiencies Demonstrated in Media & Marketing Services Business

      New York, NY — June 1, 2005 - Alloy, Inc. (Nasdaq: ALOY), a media, marketing services, direct marketing and retail company primarily targeting the dynamic Generation Y population, today reported revenues for the fiscal quarter ended April 30, 2005 of $87.7 million and a loss from continuing operations of $4.7 million or $0.12 per diluted share. The net loss attributable to common stockholders was $16.3 million or $0.38 per diluted share. The first quarter results reflect management’s intent to sell the operations of Dan’s Competition (“Dan’s”). Accordingly, the Company’s results reflect Dan’s as a discontinued operation and include an anticipated loss on disposition of the related net assets of $11.5 million. In the first fiscal quarter of 2005, Alloy registered a $0.4 million loss from continuing operations before interest and other income/expense, income taxes, depreciation and amortization, stock-based compensation expense, restructuring charges, and asset write-downs due to impairment (“Adjusted EBITDA”). For additional financial detail, including the reconciliation of Adjusted EBITDA to net income (loss) as determined under GAAP, please refer to the financial tables provided at the end of this release.

      Total revenues for the first fiscal quarter increased 4.6% to $87.7 million, compared with $83.9 million for the first quarter of fiscal 2004. Fiscal first quarter net merchandise revenues of $44.4 million increased 10.3% compared with $40.3 million for last year’s fiscal first quarter. The increase resulted primarily from strength in the direct marketing segment as all of the Company’s direct marketing titles exceeded last year’s first quarter sales and gross margin levels. Fiscal first quarter sponsorship and other revenues of $43.3 million were virtually flat versus $43.6 million for the comparable period in our last fiscal year. First fiscal quarter gross profit increased to $42.8 million, or 48.9% of revenues, compared with $39.3 million, or 46.9% of revenues, for the comparable period last year, driven primarily by significant gross margin improvement in our promotional marketing business.

      Operating expenses were $46.4 million for the first quarter of fiscal 2005 versus $47.7 million for the first quarter of fiscal 2004. The decrease resulted primarily from the cost savings derived from integrating the operations of dELiA*s, which we acquired in September 2003, into our merchandise operations, along with reduced corporate overhead costs including technology, finance, legal and other fixed overhead expenses. Beginning in the third quarter of fiscal 2004, we began to more fully realize many of the synergies we expected to result from combining our direct marketing operations with those of dELiA*s, leveraging our combined scale, selling across our combined databases while controlling overall catalog circulation, and consolidating fulfillment operations.

      The loss from continuing operations for the first quarter of fiscal 2005 was $4.7 million, or $0.12 per diluted share compared with a loss of $9.1 million for last fiscal year’s first quarter or $0.22 per diluted share. The net loss for the first quarter of fiscal 2005 was $15.9 million, compared with a net loss of $9.2 million for last fiscal year’s first quarter. Net loss attributable to common stockholders for the first quarter of fiscal 2005 was $16.3 million, or $0.38 per diluted share, compared with a net loss attributable to common stockholders of $9.6 million, or $0.23 per diluted share, for last fiscal year’s first quarter. Adjusted EBITDA improved from a loss of $4.4 million for the first fiscal quarter of 2004 to a loss of $0.4 million for the first fiscal quarter of 2005.

      Commenting on the quarter, Matt Diamond, Chairman and Chief Executive Officer stated, “We are pleased to report that we made meaningful progress toward improved sustained profitability in both our merchandising and sponsorship businesses. Since our acquisition of dELiA*s, the merchandise business has consolidated operations, rationalized the store base, strengthened its management team and revitalized sales productivity. In the sponsorship business, we have made deep cuts in our overhead costs and instilled greater margin discipline in our contracted event marketing business. We foresee both businesses delivering improved year over year financial results in fiscal 2005 along with commencement of our dELiA*s retail store roll-out plan.”

      Alloy has entered into an asset purchase agreement pursuant to which substantially all of the assets and liabilities of Dan’s will be sold to XP Innovation, LLC. The transaction is expected to close within the week. Approximately $13 million in gross proceeds are expected from the sale. Commenting on this divestiture, Mr. Diamond stated, “Strategically, we are focusing our efforts and financial resources on our core dELiA*s, Alloy and CCS consumer brands which should create increased shareholder value going forward.”

      Looking ahead, Mr. Diamond concluded, “As announced in yesterday’s press release, we look forward to pursuing the separation of our media and marketing services business from our merchandising business through a spin off transaction later in the year. To execute this strategy, there will be an estimated $2.5 million to $3.5 million of spin related expenses in 2005. We plan to continue promoting improved financial performance throughout all of our continuing operations and opening new dELiA*s stores.” As previously announced, in fiscal 2005 the Company will not be providing an earnings per share or Adjusted EBITDA target range for the year. Instead, during our quarterly conference calls we will provide a recap and outlook for key operating metrics that we expect will influence our earnings per share and Adjusted EBITDA and our strategies to improve these metrics along with our actual financial results throughout the year.

About Alloy

Alloy, Inc. is a media, marketing services, direct marketing and retail company primarily targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy’s convergent media model uses a wide range of media assets to reach more than 31 million Generation Y consumers each month and is comprised of two distinct divisions: Alloy Media + Marketing and Alloy Merchandising Group. Alloy Media + Marketing is one of the largest providers of targeted media and promotional marketing programs incorporating such industry recognized divisions as Alloy Marketing & Promotions (AMP), 360 Youth, American Multicultural Marketing (AMM), Market Place Media (MPM), Alloy Education, Alloy Entertainment, and Alloy Out-of-Home. Working with these groups, marketers can connect with their targeted audience through a host of advertising and marketing programs incorporating Alloy’s wide ranging media and marketing assets such as direct mail catalogs, college and high school newspapers, Web sites, display media boards, college guides, and promotional events. Alloy Merchandising Group, our direct marketing and retail store division, includes the dELiA*s, Alloy, and CCS brand names and sells apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, websites and retail stores. For further information regarding Alloy, please visit our corporate website at (www.alloyinc.com).

      This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2005, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

Alloy, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

(Unaudited)

	Three Months	Three Months
	Ended	Ended
	4/30/2004	4/30/2005
Net merchandise revenues	$40,293	$44,430
Sponsorship and other revenues	43,566	43,267

Total revenues	83,859	87,697
Cost of goods sold	44,527	44,888

Gross profit	39,332	42,809

Selling and marketing expenses	34,754	35,460
General and administrative expenses	11,218	9,711
Amortization of acquired intangible assets	1,259	1,093
Stock-based compensation	351	55
Impairment of long-lived assets	0	35
Restructuring charges	126	0

Total operating expenses	47,708	46,354

Loss from continuing operations before interest and other income (expense) and income taxes	(8,376)	(3,545)

Interest and other income (expense), net	(686)	(1,063)

Loss from continuing operations before income taxes	(9,062)	(4,608)
Income tax expense	10	49

Loss from continuing operations	(9,072)	(4,657)

Discontinued operations

Loss from operations of discontinued Dan’s

Competition (including loss on disposal of 11,488)	(171)	(11,242)

Net loss	(9,243)	(15,899)
Preferred stock dividend and accretion	394	403

Net loss attributable to common stockholders	($9,637)	($16,302)

Basic loss per common share:
Loss from continuing operations	($0.22)	($0.12)
Loss from discontinued operations	($0.01)	($0.26)

Total basic loss attributable to common stockholders	($0.23)	($0.38)

Diluted loss per common share:
Loss from continuing operations	($0.22)	($0.12)
Loss from discontinued operations	($0.01)	($0.26)

Total diluted loss attributable to common stockholders	($0.23)	($0.38)

Weighted average basic common shares outstanding:	42,347,834	42,945,321
Diluted shares outstanding per GAAP:	42,347,834	42,945,321

Weighted average basic common shares outstanding:
Diluted shares outstanding per GAAP:

Reconciliation of EBTA and Adjusted EBITDA to GAAP Results (1):
Net loss from continuing operations	($9,072)	($4,657)
Income tax expense	10	49
Amortization of acquired intangible assets	1,259	1,093
Stock-based compensation	351	55
Impairment of long-lived assets	0	35
Restructuring charges	126	0

EBTA excluding stock-based compensation, restructuring and asset write-downs	($7,326)	($3,425)
Interest and other income (expense), net	(686)	(1,063)
Depreciation and amortization	2,210	1,937

Adjusted EBITDA	($4,430)	($425)

(1) This press release contains the non-GAAP financial measures EBTA and Adjusted EBITDA. Alloy uses EBTA and Adjusted EBITDA to evaluate its performance period to period without taking into account certain expenses which, in the opinion of Alloy management, do not reflect Alloy’s results from its core business activities. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. These non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

Alloy, Inc.
SELECTED CONDENSED
CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	January 31, 2005	April 30, 2005
Assets
Current Assets
Cash and cash equivalents	$25,137	$17,340
Marketable securities	6,341	4,014
Accounts receivable, net	39,657	38,799
Inventories	26,623	25,993
Prepaid catalog costs	2,588	2,095
Other current assets	6,651	7,226
Current assets of discontinued operations	2,763	2,967

Total current assets	109,760	98,434

Property and equipment, net	24,505	23,887
Goodwill, net	185,763	185,763
Intangible and other assets, net	17,159	15,907
Noncurrent assets of discontinued operations	21,946	10,617

Total assets	$359,133	$334,608

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$29,287	$21,260
Deferred revenues	18,144	16,685
Mortgage Note payable	160	170
Accrued expenses and other current liabilities	26,433	27,400
Current liabilities of discontinued operations	822	584

Total current liabilities	74,846	66,099
Long term liabilities	6,209	6,218
Convertible debt	69,300	69,300

Series B Preferred Stock	16,042	16,445

Stockholders’ Equity	192,736	176,546

Total liabilities and stockholders’ equity	$359,133	$334,608